SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 2)

                                MVC Capital, Inc.
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
                         (Title of Class of Securities)

                                    553829102
                      (CUSIP Number of Class of Securities)

                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  RULE 13d-1(b)

|X| RULE 13d-1(c)

|_|  RULE 13d-1(d)

CUSIP NO. 553829102                                                 Page 2 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           393,950 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         393,950 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     393,950 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 553829102                                                 Page 3 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. I 13-3953291
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           488,550 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         488,550 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     488,550 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.6% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 553829102                                                 Page 4 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           346,600 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         346,600 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     346,600 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.8% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 553829102                                                 Page 5 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           32,500 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         32,500 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     32,500 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 553829102                                                 Page 6 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans,
     Inc. 13-3873998
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           18,600 Shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         18,600 Shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,600 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% of Common Stock
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 553829102                                                 Page 7 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital Management, LLC  13-4018186
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           882,500 Shares (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         882,500 Shares (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     882,500 Shares (1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.7% of Common Stock (1)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 553829102                                                 Page 8 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           346,600 Shares (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         346,600 Shares (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     346,600 Shares (1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.8% of Common Stock (1)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 553829102                                                 Page 9 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nelson Obus
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           51,100 Shares (1) (2)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         51,100 Shares (1) (2)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     51,100 Shares (1) (2)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3% of Common Stock (1) (2)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in 32,500 of these shares which are directly beneficially owned by Channel Partnership II, L.P.

(2) Nelson Obus has the power to vote and dispose of the securities owned by the Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. and accordingly holds an indirect beneficial interest in 18,600 of these shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc.

ITEM 1(a).  Name of Issuer:

         MVC Capital, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         287 Bowman Avenue, Purchase, NY 10577
         -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Channel Partnership II, L.P. ("Channel")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. Profit Sharing and
         Money Purchase Plans, Inc. ("Plan")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------
         Nelson Obus ("Obus")
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------

         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------

         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------

         Channel is a New York Limited Partnership
         ------------------------------------------------------------------

         The Plan is a New York corporation
         ------------------------------------------------------------------

         Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $.01 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 553829102

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

      None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4. Ownership:

(a)   Amount beneficially owned by all reporting persons: 1,280,200 Shares

(b)   Percent of class: 6.7 % of Common Stock

(c)   Number of shares as to which the reporting persons have:

            (i)   sole power to vote or to direct the vote: 1,280,200 Shares

            (ii)  shared power to vote or to direct the vote

            (iii) sole power to dispose or to direct the disposition:

            1,280,200 Shares

            (iv)  shared power to dispose or to direct the disposition

----

ITEM 5. Ownership of five percent or less of a class.

      Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person.

      Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

      Not applicable.

ITEM 8. Identification and classification of members of the group.

      None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9. Notice of dissolution of group.

      Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated: February 14, 2007

                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                             By: Wynnefield Capital Management, LLC, General Partner


                                         By:   /s/ Nelson Obus
                                               --------------------------------
                                                Nelson Obus, Managing Member


                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                             By: Wynnefield Capital Management, LLC, General Partner

                                         By:   /s/ Nelson Obus
                                               --------------------------------
                                                Nelson Obus, Managing Member

                             WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                             By:         Wynnefield Capital, Inc.

                                         By:   /s/ Nelson Obus
                                               --------------------------------
                                               Nelson Obus, President

                             CHANNEL PARTNERSHIP II, L.P.

                             By:         /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, General Partner

                             /s/ Nelson Obus
                             ---------------------------------------------------
                             Nelson Obus, Individually

                             WYNNEFIELD CAPITAL MANAGEMENT, LLC


                             By:         /s/ Nelson Obus
                                         --------------------------------------

                                         Nelson Obus, Managing Member

                             WYNNEFIELD CAPITAL, INC.


                             By:         /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, President

                             WYNNEFIELD CAPITAL, INC. PROFIT SHARING AND MONEY PURCHASE PLANS, INC.


                             By:         /s/ Nelson Obus
                                         --------------------------------------
                                         Nelson Obus, Portfolio Manager